CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #841/843 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated April 30, 2018 on the financial statements and financial highlights of Pzena Mid Cap Value Fund, Pzena Emerging Markets Value Fund, Pzena Long/Short Value Fund, and Pzena Small Cap Value Fund, each a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 28, 2018